                                                                   Exhibit 10.3




                             AGREEMENT AND PLAN OF MERGER


                                    BY AND BETWEEN



                               TANISYS TECHNOLOGY, INC.
                                         AND
                              TANISYS ACQUISITION CORP.


                                         AND


                                 1ST TECH CORPORATION
                                         AND
                                  GARY W. PANKONIEN





                              Dated as of April 9, 1996

                                  TABLE OF CONTENTS




                                                                          Page

ARTICLE 1     THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . .  1
Section 1.1   The Merger . . . . . . . . . . . . . . . . . . . . . . . . .  1
Section 1.2   Conversion of Shares . . . . . . . . . . . . . . . . . . . .  1
Section 1.3   Articles of Incorporation and By-Laws of
               the Surviving Corporation . . . . . . . . . . . . . . . . .  2
Section 1.4   Surrender and Exchange of Tech Common Stock. . . . . . . . .  2
Section 1.5   Fractional Shares. . . . . . . . . . . . . . . . . . . . . .  3
Section 1.6   No Further Transfers . . . . . . . . . . . . . . . . . . . .  4

ARTICLE 2     REPRESENTATIONS AND WARRANTIES
              OF TECH AND THE OWNER. . . . . . . . . . . . . . . . . . . .  4
Section 2.1   Organization; Qualification. . . . . . . . . . . . . . . . .  4
Section 2.2   Authority Relative to This Agreement . . . . . . . . . . . .  4
Section 2.3   Capitalization . . . . . . . . . . . . . . . . . . . . . . .  5
Section 2.4   No Subsidiaries; Absence of Certain Agreements . . . . . . .  5
Section 2.5   Governmental Consents and Approvals. . . . . . . . . . . . .  5
Section 2.6   No Violations. . . . . . . . . . . . . . . . . . . . . . . .  6
Section 2.7   Financial Statements . . . . . . . . . . . . . . . . . . . .  6
Section 2.8   Title to and Condition of Assets and Property. . . . . . . .  6
Section 2.9   Litigation   . . . . . . . . . . . . . . . . . . . . . . . .  7
Section 2.10  Absence of Changes . . . . . . . . . . . . . . . . . . . . .  7
Section 2.11  Undisclosed Liabilities; Commitments . . . . . . . . . . . .  7
Section 2.12  Environmental Matters. . . . . . . . . . . . . . . . . . . .  7
Section 2.13  Pension Matters. . . . . . . . . . . . . . . . . . . . . . .  8
Section 2.14  Labor Matters. . . . . . . . . . . . . . . . . . . . . . . .  8
Section 2.15  Information for Filings. . . . . . . . . . . . . . . . . . .  9
Section 2.16  Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
Section 2.17  Inventory. . . . . . . . . . . . . . . . . . . . . . . . . . 10
Section 2.18  Proprietary Rights . . . . . . . . . . . . . . . . . . . . . 10
Section 2.19  Surety and Guarantor Obligations . . . . . . . . . . . . . . 11
Section 2.20  No Brokers . . . . . . . . . . . . . . . . . . . . . . . . . 11
Section 2.21  Records. . . . . . . . . . . . . . . . . . . . . . . . . . . 11
Section 2.22  Compliance with Law; Conduct . . . . . . . . . . . . . . . . 11
Section 2.23  Regulatory Compliance. . . . . . . . . . . . . . . . . . . . 11
Section 2.24  Investment Company Act, Etc. . . . . . . . . . . . . . . . . 11
Section 2.25  Public Utility Holding Company Act . . . . . . . . . . . . . 11
Section 2.26  Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . 11
Section 2.27  Receivables. . . . . . . . . . . . . . . . . . . . . . . . . 12
Section 2.28  Accounts Payable . . . . . . . . . . . . . . . . . . . . . . 12
Section 2.29  Items Reflected in Tech's Disclosure Schedule. . . . . . . . 12
Section 2.30  Bank Accounts; Powers of Attorney. . . . . . . . . . . . . . 13
Section 2.31  Product and Service Warranties . . . . . . . . . . . . . . . 13
Section 2.32  Transactions with Affiliates . . . . . . . . . . . . . . . . 13
Section 2.33  Corrupt Practices. . . . . . . . . . . . . . . . . . . . . . 13
Section 2.34  Current Revenue and Net Income . . . . . . . . . . . . . . . 14
Section 2.35  Absence of Bad Debt or Uncollectible Accounts. . . . . . . . 14
Section 2.36  No Default . . . . . . . . . . . . . . . . . . . . . . . . . 14
Section 2.37  Copies of Documents; Accuracy of Information Furnished . . . 14
Section 2.38  Subchapter "S" Election  . . . . . . . . . . . . . . . . . . 14

                                                                          Page

ARTICLE 3     REPRESENTATIONS AND WARRANTIES OF TANISYS. . . . . . . . . . 14
Section 3.1   Organization; Qualification. . . . . . . . . . . . . . . . . 15
Section 3.2   Authority Relative to This Agreement . . . . . . . . . . . . 15
Section 3.3   Capitalization . . . . . . . . . . . . . . . . . . . . . . . 15
Section 3.4   Validity of Shares to Be Issued. . . . . . . . . . . . . . . 15
Section 3.5   Governmental Consents and Approvals. . . . . . . . . . . . . 16
Section 3.6   No Violations. . . . . . . . . . . . . . . . . . . . . . . . 16
Section 3.7   Financial Statements; British Columbia Securities Commission
              Reports. . . . . . . . . . . . . . . . . . . . . . . . . . . 16
Section 3.8   Litigation . . . . . . . . . . . . . . . . . . . . . . . . . 17
Section 3.9   Information for Filings. . . . . . . . . . . . . . . . . . . 17
Section 3.10  No Brokers . . . . . . . . . . . . . . . . . . . . . . . . . 17
Section 3.11  Records. . . . . . . . . . . . . . . . . . . . . . . . . . . 17
Section 3.12  Copies of Documents; Accuracy of Information Furnished . . . 17

ARTICLE 4     ADDITIONAL REPRESENTATIONS & WARRANTIES OF THE OWNER
              [AND ALL FUTURE OWNER(S) PURSUANT TO
              SECTIONS 6.1 (f) and (h)]. . . . . . . . . . . . . . . . . . 17
Section 4.1   Title to Shares. . . . . . . . . . . . . . . . . . . . . . . 18
Section 4.2   Authority Relative to This Agreement . . . . . . . . . . . . 18
Section 4.3   Certain Transactions or Arrangements . . . . . . . . . . . . 18
Section 4.4   Representations. . . . . . . . . . . . . . . . . . . . . . . 18
Section 4.5   Copies of Documents; Accuracy Information Furnished. . . . . 19

ARTICLE 5     ADDITIONAL AGREEMENTS. . . . . . . . . . . . . . . . . . . . 19
Section 5.1   Conduct of Business of Tech. . . . . . . . . . . . . . . . . 19
Section 5.2   Forbearances by Tech . . . . . . . . . . . . . . . . . . . . 19
Section 5.3   No Solicitation. . . . . . . . . . . . . . . . . . . . . . . 20
Section 5.4   Investigation of Business and Properties . . . . . . . . . . 20
Section 5.5   Confidentiality. . . . . . . . . . . . . . . . . . . . . . . 21
Section 5.6   Public Announcements . . . . . . . . . . . . . . . . . . . . 21
Section 5.7   Agreement to Consummate. . . . . . . . . . . . . . . . . . . 21
Section 5.8   Tech Shareholder's Approval. . . . . . . . . . . . . . . . . 22
Section 5.9   Tanisys Acquisition Shareholder's Approval . . . . . . . . . 22
Section 5.10  Agreement Regarding Brokers. . . . . . . . . . . . . . . . . 22
Section 5.11  Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
Section 5.12  Representations, Warranties and Agreements; Survival . . . . 22
                   Survival. . . . . . . . . . . . . . . . . . . . . . . . 22
Section 5.13  Indemnification by Tech and Owner and Security Escrow. . . . 23
Section 5.14  Indemnification by Tanisys . . . . . . . . . . . . . . . . . 24
Section 5.15  Resale Limitations . . . . . . . . . . . . . . . . . . . . . 24
Section 5.16  Registration Statement . . . . . . . . . . . . . . . . . . . 24
Section 5.17  Appointed Directors. . . . . . . . . . . . . . . . . . . . . 26

ARTICLE 6     CONDITIONS PRECEDENT TO CLOSING. . . . . . . . . . . . . . . 26
Section 6.1   General Conditions . . . . . . . . . . . . . . . . . . . . . 26
Section 6.2   Conditions to Closing in Favor of Tech . . . . . . . . . . . 27
Section 6.3   Conditions to Closing in Favor of Tanisys. . . . . . . . . . 29

                                                                          Page

ARTICLE 7     TERMINATION, AMENDMENT AND WAIVER. . . . . . . . . . . . . . 30
Section 7.1   Termination. . . . . . . . . . . . . . . . . . . . . . . . . 30
Section 7.2   Effect of Termination. . . . . . . . . . . . . . . . . . . . 31
Section 7.3   Amendment. . . . . . . . . . . . . . . . . . . . . . . . . . 31
Section 7.4   Extension; Waiver. . . . . . . . . . . . . . . . . . . . . . 31

ARTICLE 8     GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . 31
Section 8.1   Exclusive Remedy . . . . . . . . . . . . . . . . . . . . . . 31
Section 8.2   Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . 32
Section 8.2   Fees and Expenses. . . . . . . . . . . . . . . . . . . . . . 33
Section 8.3   Interpretation . . . . . . . . . . . . . . . . . . . . . . . 33
Section 8.4   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . 33
Section 8.5   Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . 33
Section 8.6   Survival . . . . . . . . . . . . . . . . . . . . . . . . . . 34
Section 8.7   Governing Law. . . . . . . . . . . . . . . . . . . . . . . . 34
Section 8.9   Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . 34



LIST OF EXHIBITS
Exhibit "A"   Delaware Articles of Merger
Exhibit "B"   Texas Articles of Merger
Exhibit "C"   Escrow Agreement
Exhibit "D"   Opinions of Counsel for Tanisys
Exhibit "E"   Employment Agreement
Exhibit "F"   Opinion of Counsel for Tech
Exhibit "G"   Restricted Stock Investment Letter


LIST OF SCHEDULES
Schedule "A"  Tech's Disclosure Schedule
Schedule "B"  Tanisys' Disclosure Schedule
Schedule "C"  Owner's Disclosure Schedule

                             AGREEMENT AND PLAN OF MERGER

    This AGREEMENT AND PLAN OF MERGER ("Agreement") is made as of April 9, 1996, by and between TANISYS TECHNOLOGY, INC., a Wyoming corporation ("Tanisys"), TANISYS ACQUISITION CORP., a Delaware corporation and wholly-owned subsidiary of TANISYS ("Tanisys Acquisition" and sometimes referred to as the "Surviving Corporation"), 1ST TECH CORPORATION, a Texas corporation ("Tech"), and GARY W. PANKONIEN (the "Owner").


                               RECITALS OF THE PARTIES:

    WHEREAS, the respective Boards of Directors of Tanisys and Tech have approved the merger (the "Merger") of Tech with and into Tanisys Acquisition in accordance with the laws of the States of Texas and Delaware and the provisions of this Agreement; and

    WHEREAS, Tanisys, Tech and the Owner desire to make certain representations, warranties and agreements in connection with, and to establish various conditions precedent to, the Merger.

    NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements contained herein, the parties hereto agree as follows:


                                      ARTICLE 1
                                     THE MERGER

    Section 1.1 THE MERGER. Pursuant to the terms of this Agreement, Tech will be merged with and into Tanisys Acquisition pursuant to the laws of the States of Texas and Delaware in the manner and with the effect set forth herein. Subject to the fulfillment of the conditions precedent contained in Article 6 of this Agreement, an executed Articles of Merger, the form of which is attached as EXHIBIT "A" hereto, will be filed with the Secretary of State of the State of Delaware and an executed Articles of Merger, the form of which is attached as EXHIBIT "B" hereto, will be filed with the Secretary of State of the State of Texas as soon as practical following the time when the last of the conditions precedent set forth in Article 6 of this Agreement shall have been fulfilled or waived in writing in accordance with such Article, or such earlier or later date as may be mutually agreeable to Tanisys and Tech.

    Section 1.2 CONVERSION OF SHARES. Upon the latter of the issuance of a Certificate of Merger by the Secretary of State of the State of Delaware or the issuance of a Certificate of Merger by the Secretary of State of the State of Texas (the "Effective Date"), the issued and outstanding shares of common stock, no par value per share, of Tech (the "Tech Common Stock"), subject to the fulfillment of the conditions precedent set forth under Article 6 herein, and the applicable statutory provisions with respect to appraisal rights, any applicable withholding requirements and adjustment as herein provided, shall be converted into and become, and there shall be paid and issued, in exchange for the Tech Common Stock an aggregate of 3,100,000 shares of Tanisys common stock, no par value per share (the "Tanisys Common Stock"), such that each share of Tech Common Stock outstanding on the Effective Date, not to exceed 3,100,000 shares of Tech Common Stock in the aggregate, is exchanged for one (1) share (the "Exchange Ratio") of Tanisys Common Stock, with any excess shares of Tech Common Stock resulting in a reduction in the per-share Exchange Ratio. As used in this Agreement, "Merger Consideration" shall mean the aggregate of 3,100,000 shares of Tanisys Common Stock exchanged for Tech Common Stock in the Merger at the Exchange Ratio. Each share of Tech Common Stock held in the treasury of Tech or by a wholly-owned subsidiary of Tech shall be cancelled as of the Effective Date and no portion of the Merger Consideration shall be payable with respect thereto. The Merger Consideration shall be reduced by the amount otherwise payable or issuable to holders of Tech who exercise dissenters' rights, if any, in connection with the Merger based upon such shareholder's ownership of Tech Common Stock outstanding on the Effective Date. The Exchange Ratio shall be subject to appropriate adjustment in the event of a stock split, stock dividend or recapitalization subsequent to the date of this Agreement applicable to shares of Tech Common Stock or Tanisys Common Stock held of record on or before the Effective Date.

    Section 1.3 ARTICLES OF INCORPORATION AND BY-LAWS OF THE SURVIVING CORPORATION. The Certificate of Incorporation of Tanisys Acquisition as in effect on the Effective Date of the Merger shall be the Certificate of Incorporation of the Surviving Corporation until same shall be amended in accordance with law and the Certificate of Incorporation, except that after the Merger the Surviving Corporation shall operate as 1st Tech Corporation.

    The By-Laws of Tanisys Acquisition as in effect on the Effective Date of the Merger shall be the By-Laws of the Surviving Corporation until same shall thereafter be altered, amended or repealed in accordance with law, the Certificate of Incorporation of the Surviving Corporation or said By-Laws.

    The directors of the Surviving Corporation at the Effective Date of the Merger shall be as follows: Mark C. Holliday and Gary W. Pankonien. The officers of the Surviving Corporation at the Effective Date of the Merger shall be as follows: President, _______________; Vice President, _______________;
Secretary, _______________; and Treasurer, _______________.

    Section 1.4  SURRENDER AND EXCHANGE OF TECH COMMON STOCK.

    (a) After the Effective Date, each holder of an outstanding certificate or certificates theretofore representing shares of Tech Common Stock (the "Tech Certificates") shall surrender such Tech Certificates to Tanisys or to such agent or agents (the "Exchange Agent") as may be designated by Tanisys and shall receive in exchange therefor, upon satisfaction of customary delivery requirements and subject to applicable law with respect to the exercise of appraisal rights, certificates representing the number of whole shares of Tanisys Common Stock into which shares of Tech Common Stock have been converted, together with a check representing the cash adjustments for fractional shares, if any.

    (b) If any certificate evidencing shares of Tanisys Common Stock is to be issued in a name other than that in which the Tech Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Tech Certificate so surrendered shall be properly endorsed and otherwise be in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of a certificate for shares of Tanisys Common Stock in any name other than that of the registered holder of the Tech Certificate surrendered or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

    (c) Until so surrendered and exchanged, each outstanding Tech Certificate after the Effective Date shall be deemed for all corporate purposes (other than voting and the payment of dividends or other distributions as described below) to evidence the number of whole shares of Tanisys Common Stock into which the shares of Tech Common Stock represented by such Tech Certificates are to be converted pursuant to Section 1.2 of this Agreement; provided, however, that no dividends or other distributions, if any, in respect to such shares of Tanisys Common Stock, declared after the Effective Date and payable to holders of record after the Effective Date, shall be paid to the holders of any unsurrendered Tech Certificates until such Tech Certificates are surrendered. Subject to the effect, if any, of applicable law, after the surrender and exchange of the Tech Certificates, the record holders thereof on the date of exchange shall be entitled to receive any such dividends or other distributions without interest thereon, which theretofore have become payable with respect to the number of whole shares of Tanisys Common Stock for which such Tech Certificate was exchangeable. Holders of any unsurrendered Tech Certificates shall not be entitled to vote until such unsurrendered Tech Certificates are exchanged pursuant to this Section 1.4. Holders of Tech Common Stock who exercise appraisal rights in accordance with the provisions of the Texas Business Corporation Act (the "Texas Act") shall only be entitled to receive the fair value of their shares of Tech Common Stock in accordance with Texas Act. Such holders shall not be entitled to any dividends or other distributions payable on and after the Effective Date to holders of Tanisys Common Stock with respect to the shares involved regardless of whether such holders have received payment for their shares.

    (d) Tanisys may, without notice to any person, terminate all exchange agencies after thirty (30) days following the Effective Date of the Merger, and thereafter all exchanges, payments and notices provided for in this Agreement as being made to or by the Exchange Agent shall be made to or by Tanisys or its transfer agent.

    Section 1.5  FRACTIONAL SHARES.  No fractional share certificates of
Tanisys Common Stock shall be issued in connection with the conversion of shares of Tech Common Stock in the Merger, nor will any outstanding fractional share interest entitle the owner thereof to vote, to receive dividends or to exercise any other right of a shareholder of Tanisys. In lieu of any such fractional shares, any holder of Tech Common Stock shall, upon surrender thereof, be paid in cash the value of each such fraction, which for this purpose shall be the product of such fraction multiplied by the average of the per-share closing prices of Tanisys Common Stock on the Vancouver Stock Exchange (the "VSE") for the twenty (20) trading days immediately preceding the date that is ten (10) days prior to the Effective Date, subject to appropriate adjustment in the event of a stock split, stock dividend or recapitalization applicable to shares of Tanisys Common Stock held of record on or before the Effective Date to the extent not reflected in such sale prices.

    Section 1.6 NO FURTHER TRANSFERS. On the Effective Date, the stock transfer books of Tech shall be closed, and no further transfer of Tech Common Stock shall thereafter be made.


                                      ARTICLE 2
                          REPRESENTATIONS AND WARRANTIES OF
                                  TECH AND THE OWNER

    Except as expressly set forth in the Disclosure Schedule, which is attached hereto as SCHEDULE "A," delivered to Tanisys by Tech and the Owner and contemporaneously with the execution hereof ("Tech's Disclosure Schedule"), Tech hereby represents and warrants to Tanisys, and Owner, to his best knowledge and belief, hereby represents and warrants to Tanisys as follows, regardless of what investigations, if any, Tanisys shall have made prior hereto (for the purpose of this Article 2, "Material" or "Material Adverse Effect" shall mean an adverse effect in an amount in excess of $10,000):

    Section 2.1 ORGANIZATION; QUALIFICATION. Tech is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Tech has full corporate power and authority to own and lease all of the properties and assets it now owns and leases and to carry on its business as now being conducted. Tech is duly qualified as a foreign corporation and is in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure so to qualify would not have a Material Adverse Effect on the condition (financial or otherwise), business, assets, liabilities, capitalization, financial position, operations, results of operations or prospects of Tech. Tech has heretofore delivered to Tanisys complete and correct copies of its Articles of Incorporation and By-Laws as such are currently in effect.

    Section 2.2 AUTHORITY RELATIVE TO THIS AGREEMENT. Tech has full corporate power and authority to execute, deliver and perform this Agreement and, subject to shareholder approval, to consummate the transactions contemplated hereby.
The execution and delivery by Tech of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by the Board of Directors of Tech and, except for approval of the Merger by the shareholder(s) of Tech, no other corporate proceedings on the part of Tech are necessary with respect thereto. This Agreement has been duly and validly executed and delivered by Tech and, subject to shareholder approval, constitutes a legal, valid and binding obligation of Tech, enforceable against it in accordance with its terms.

    Section 2.3 CAPITALIZATION. The authorized capital stock of Tech consists of 10,000,000 shares of Tech Common Stock, no par value, of which, as of the date hereof, 2,100,000 shares of Tech Common Stock are validly issued and outstanding, fully paid and nonassessable, and upon the Effective Date, there will be no more than 3,100,000 Tech Common Stock validly issued and outstanding, fully paid and nonassessable. As of the date of this Agreement, there are no shares of Tech Common Stock held in the treasury of Tech and there are no other shares of the capital stock of Tech. As of the date hereof, except as disclosed in Tech's Disclosure Schedule, there are no outstanding options, warrants, rights or other commitments to issue or sell any shares of capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to acquire from Tech, any shares of its capital stock. No shares of Tech's capital stock have been issued in violation of any preemptive rights or applicable federal or state securities laws. Except pursuant to the Texas Act, there are no restrictions, including but not limited to self-imposed restrictions, on the retained earnings of Tech or on the ability of Tech to declare and pay dividends. There are no outstanding obligations of Tech to repurchase, redeem or otherwise acquire any capital stock or other securities of Tech.

    Section 2.4 NO SUBSIDIARIES; ABSENCE OF CERTAIN AGREEMENTS. Except as disclosed in Tech's Disclosure Schedule, Tech does not have any Subsidiaries.
As used in this Agreement, "Subsidiary" or "Subsidiaries" with respect to any corporation shall mean any other corporation of which at least a majority of the securities having by their terms ordinary voting power to elect a majority of the board of directors of such other corporation is at the time directly or indirectly owned or controlled by such first corporation, or by such first corporation and one or more of its Subsidiaries. Tech does not own or hold any securities of, or any interest in, any other person or entity, nor is Tech subject to any joint venture, partnership or other arrangement that is created as a partnership for federal income tax purposes. Except as set forth in Tech's Disclosure Schedule, there are no voting trusts or other agreements by and between or among Tech, or any or all of its shareholders, whether or not Tech is a party thereto, imposing any restrictions upon the transfer or voting of or otherwise pertaining to the securities of Tech (including but not limited to the Tech Common Stock) or the ownership thereof. Any and all such restrictions set forth in Tech's Disclosure Schedule shall be duly complied with or effectively waived as of the Effective Date.

    Section 2.5 GOVERNMENTAL CONSENTS AND APPROVALS. Except as disclosed in Tech's Disclosure Schedule, the execution, delivery and performance by Tech of this Agreement and the consummation of the transactions contemplated hereby by Tech require no consent, approval, order or authorization of, action by or in respect of, or registration or filing with, any federal, state, municipal or other governmental department, commission, board, bureau, agency, instrumentality, court, or authority ("Governmental Body"), other than (a) the filing of the Articles of Merger with respect to the Merger with the Secretary of State of the States of Texas and Delaware; (b) any applicable filings with and consents and/or approvals of state security commissions under state securities laws or similar laws; and (c) such other consents, approvals, permits, authorizations, notifications or filings, the failure of which to obtain or make would not have a Material Adverse Effect on Tech or materially adversely affect the ability of Tech to perform its obligations set forth herein or to consummate the transactions contemplated hereby.

    Section 2.6 NO VIOLATIONS. Except as disclosed in Tech's Disclosure Schedule, the execution, delivery and performance of this Agreement by Tech, the consummation by Tech of the transactions contemplated hereby or compliance by Tech with any of the provisions hereof does not and will not (a) conflict with or result in any breach or violation of any provision of the Articles of Incorporation or By-Laws of Tech; (b) result in a default, or give rise to any right of termination, cancellation or acceleration or loss of any material benefit (with or without the giving of notice or lapse of time or both), or require the consent, approval, waiver or other action by any person under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, trust (constructive or otherwise), agreement, lease (of real or personal property) or other instrument or obligation to which Tech is a party or by which Tech may be bound; (c) result in the creation or imposition of any claim, lien, pledge, security interest, obligation, restriction or other encumbrance on any of the property of Tech; or (d) violate any judgment, order, writ, injunction, decree, statute, rule or regulation applicable to Tech.

    Section 2.7 FINANCIAL STATEMENTS. The financial statements, financial statement schedules and notes to such financial statements and schedules of Tech (the "Tech Financial Statements") for the year ended December 31, 1995, and the two (2) months ended February 29, 1996, are materially complete and correct and were prepared in accordance with generally accepted accounting principles applied on a consistent basis except as noted in Tech's Disclosure Schedule, and fairly present the information purported to be shown therein. All such the Tech Financial Statements have been prepared from the books and records of Tech, which accurately and fairly reflect the transactions and dispositions of the assets of Tech. Tech does not have any liabilities, contingent or otherwise, whether due or to become due, known or unknown, other than as indicated on the latest balance sheet included in the Tech Financial Statements. Tech has adequately funded all accrued employee benefit costs, and such funding is reflected in the balance sheets included in the Tech Financial Statements.

    Section 2.8 TITLE TO AND CONDITION OF ASSETS AND PROPERTY. Tech has good and marketable title to any and all assets reflected in the Tech Financial Statements currently owned and used in the operation of its business, and such assets are free and clear of all liens, claims, charges, security interests, options, or other title defects or encumbrances, except as set forth in the Tech Financial Statements or in Tech's Disclosure Schedule. Tech's Disclosure Schedule further sets forth a description of all real and personal property currently leased or otherwise occupied or used but not owned by Tech, true, correct and complete copies of which leases and other agreements, including all amendments and modifications thereto, have previously been made available to Tanisys. Each of the leases is a valid and binding obligation of the parties thereto, and neither Tech nor the lessor thereunder is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any such lease. Tech enjoys peaceful and undisturbed possession of its interests under all such leases. Except as set forth in Tech's Disclosure Schedule, Tech does not own any real property or any interest therein. All personal property set forth in Tech's Disclosure Schedule and reflected in the Tech Financial Statements is owned by Tech and, except as set forth in Tech's Disclosure Schedule, all property owned or leased by Tech and reflected in the Tech Financial Statements or located on the premises of Tech, is in good operating condition and repair, ordinary wear and tear excepted, is suitable for the use to which the same is customarily put, is free from defects other than minor defects that do not interfere with or detract from the use or value thereof and is merchantable and not obsolete and is of a quality and quantity presently usable in the ordinary course of the operation of the business of Tech and is all of the assets currently used or needed in said business. The buildings, structures, improvements, assets and operations of Tech materially conform with all applicable restrictive covenants, deeds, leases, and restrictions and all applicable federal, state and local laws, ordinances, rules and regulations, including, but not limited to, those relating to zoning and working conditions.

    Section 2.9  LITIGATION.  Except as disclosed in Tech's Disclosure
Schedule, there is no action, order, claim, suit, proceeding, litigation, investigation, inquiry, review or notice ("Proceeding") pending or threatened against, relating to or affecting Tech, or any of its properties or assets or any officer or director of Tech, relating to Tech, at law or in equity, before any Governmental Body, nor to the best of Tech's knowledge is there any basis for asserting the foregoing. Neither Tech nor any of its properties or assets is specifically by name subject to any currently existing order, judgment, writ, decree or injunction. Except as disclosed in Tech's Disclosure Schedule, Tech is not subject to any currently existing Proceeding by any Governmental Body.

    Section 2.10 ABSENCE OF CHANGES. Since February 29, 1996, except as disclosed in Tech's Disclosure Schedule, the business of Tech has been operated in the ordinary course consistent with past practice, and there has not been (a) any material adverse change in the business, operations, properties, condition (financial or otherwise), prospects, assets or liabilities of Tech (contingent or otherwise, whether due or to become due, known or unknown); (b) any dividend declared or paid or distribution made on the capital stock of Tech, or any capital stock of Tech redeemed or repurchased; (c) any occurrence of long-term debt by Tech; (d) any salary, bonus or compensation increases to any officers, employees or agents of Tech; (e) any pending or threatened litigation or disputes affecting Tech; nor (f) any other change in the nature of, or the manner of conducting, the business of Tech, other than changes that neither have had, nor reasonably may be expected to have, a Material Adverse Effect on the business of Tech.

    Section 2.11 UNDISCLOSED LIABILITIES; COMMITMENTS. Except as disclosed in the Tech Financial Statements or in Tech's Disclosure Schedule, Tech does not have any debts, guaranties, liabilities or obligations, whether accrued, absolute, contingent or otherwise, and whether due or to become due, and there is no basis for the assertion against Tech of any such debt, guaranty, liability or obligation (a) that was not accrued or reserved against in the Tech Financial Statements; (b) that was incurred after February 29, 1996, other than in the ordinary course of business; or (c) that in the aggregate has or can reasonably be expected to have a Material Adverse Effect on Tech. Tech has in all material respects performed all contracts, agreements and commitments to which it is a party, and there is not under any such contracts, agreements or commitments any existing default or event of default or event which with notice or lapse of time or both would constitute a default.

    Section 2.12 ENVIRONMENTAL MATTERS. Tech has duly complied with, and its business, operations, assets, equipment, leaseholds and other facilities are in compliance with, the provisions of all federal, state and local environmental, health and safety laws, codes and ordinances and all rules and regulations promulgated thereunder, governing (a) air emissions, (b) discharges to surface water or ground water, (c) solid or liquid waste disposal, (d) the use, storage, generation, handling, transport, discharge, release, or disposal of toxic or hazardous substances or wastes, or (e) other environmental, health or safety matters, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. Sections 601 ET SEQ., as amended, the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 ET SEQ., as amended, the Federal Water Pollution Control Act, 33 U.S.C. Sections 1251 ET SEQ., as amended, the Clean Air Act, 42 U.S.C. Sections 7401 ET SEQ., as amended, the Occupational Safety and Health Act of 1970, as amended ("OSHA"), the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, and other environmental conservation or protection laws. There is no Proceeding pending or threatened against Tech relating to the environment nor is there a basis for the assertion against Tech of any Proceeding. Except as disclosed in Tech's Disclosure Schedule, Tech has not received notice of, and does not know of, any past, present or future events, conditions, facts, circumstances, activities, practices, incidents, actions or plans that may interfere with or prevent compliance or continued compliance or that might constitute a violation of any federal, state or local environmental, health or safety laws, codes or ordinances, and any rules or regulations promulgated thereunder, which relate to the use, ownership or occupancy of the property or the operation of the business of Tech.

    Section 2.13 PENSION MATTERS. During the past five years, neither Tech nor any of its former Subsidiaries has maintained or contributed to any defined benefit pension plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or any multiemployer plans (as defined in Section 3(37)(A) of ERISA). Each employee benefit plan (as defined in Section 3(3) of ERISA) (each, an "Employee Benefit Plan" or "Plan") maintained for employees of Tech or any of its former Subsidiaries to which Tech or any of its former Subsidiaries have contributed and any related trust agreement, annuity contract or any other funding or implementing instrument complies currently and has complied in the past, as to form, operation and administration, with the provisions of ERISA, as amended, and all other applicable laws, rules and regulations and with the Internal Revenue Code of 1986, as amended (the "Code"), where required in order to be tax-qualified under
Section 401(a) or 403(a) and 501(a) of the Code, and no event has occurred that is reasonably likely to give rise to disqualification of any such Plan under said Sections. All necessary governmental approvals for the Employee Benefit Plans have been obtained; each Employee Benefit Plan that is subject thereto meets and has met at all times the minimum funding standards of Section 302 of ERISA, Section 412 of the Code and any other applicable law, and no accumulated funding deficiency, whether or not waived, exists with respect to any such Plan; each Employee Benefit Plan that is an employee pension benefit plan (as defined in Section 3(2)(A) of ERISA) has been duly authorized by the Board of Directors of Tech and a favorable determination as to the qualification under the Code of each such employee pension benefit plan has been made by the Internal Revenue Service.

    Section 2.14 LABOR MATTERS. Except as set forth on Tech's Disclosure Schedule, Tech does not have any obligations, contingent or otherwise, under any employment or consulting agreement, or collective bargaining agreement or other contract with a labor union or other labor or employee group. There are no efforts presently being made or threatened by or on behalf of any labor union with respect to the employees of Tech. Tech is in material compliance with all federal, state or other applicable laws, domestic or foreign, regarding employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice. No unfair labor practice complaint against Tech is pending or threatened before the National Labor Relations Board. There is no labor strike, dispute, slowdown or stoppage pending or threatened against or involving Tech. No representation question exists respecting the employees of Tech. No employment-related grievance or internal or informal complaint or liability with respect to the termination of any employee, consultant or agent exists. No arbitration proceeding arising out of or under any collective bargaining agreement is pending, and no claim therefor has been asserted. No collective bargaining agreement is currently being negotiated by Tech, and Tech has not experienced any material labor difficulty. There has not been, and there will not be, any adverse change in relations with employees of Tech as a result of any announcement or consummation of the transactions contemplated by this Agreement. No employee of Tech is in violation of any term of any employment contract, or any other contract or agreement with or any restrictive covenant or any other common law obligation to a former employer relating to the right of any such employee to be employed by Tech because of the nature of the business conducted or to be conducted by Tech or to the use of trade secrets or proprietary information of others, and the employment of Tech's employees does not subject Tech to liability in connection with such covenants or agreements. There is neither pending nor threatened Proceedings with respect to any contract, agreement, covenant or obligation referred to above, nor is there any basis for asserting the foregoing.

    Section 2.15 INFORMATION FOR FILINGS. None of the information supplied or to be supplied by Tech for inclusion, or included, in any documents to be filed with any regulatory authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed with any such regulatory authority, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the information therein not misleading.

    Section 2.16 TAXES. All taxes, assessments and other governmental charges that are due and payable, other than those presently payable without penalty or interest, have been timely paid, and Tech has timely filed (and, through the Effective Date, will timely file) all federal, state and other tax returns required by law to be filed by it. All such tax reports or returns are true, complete and correct in all respects with regard to Tech for the periods covered thereby. Tech is not delinquent in the payment of any material tax, assessment or governmental charge, there is no tax deficiency asserted against Tech, and, except as provided above, there is no unpaid assessment, deficiency or delinquency in the payment of any of the taxes of Tech or, to the best knowledge of Tech, any proposal for additional taxes or any violation of any federal, state, local or foreign tax law that could be asserted by any taxing authority, nor is there any basis for asserting such authority. There are no tax liens upon any properties or assets of Tech. Except as disclosed in Tech's Disclosure Schedule, no Internal Revenue Service, state or local, audit, investigation or Proceeding of Tech is pending or threatened, and the results of any completed audits are properly reflected in the Tech Financial Statements. Tech has not granted any extension to any taxing authority of the limitation period during which any tax liability may be asserted. Tech has not committed any material violation of any federal, state, local or foreign tax laws. All monies required for the payment of taxes not yet due and payable with respect to the operations of Tech through and including the Merger date have been approved, reserved against and entered upon the books and the Tech Financial Statements. All monies required to be withheld by Tech from employees or collected from customers for income taxes, social security and unemployment insurance taxes and sales, excise and use taxes, and the portion of any such taxes to be paid by Tech to governmental agencies or set aside in accounts for such purpose have been approved, reserved against and entered upon the books and the Tech Financial Statements.

    Section 2.17 INVENTORY. Except as disclosed on Tech's Disclosure Schedule, the amount of inventory, as reflected in the Tech Financial Statements, is stated at the lower of cost or market with appropriate reserves taken for slow moving and obsolete items. No item included in the inventories, materials or supplies of Tech is pledged as collateral or held on consignment from others. All such inventory items are standard quality goods saleable in the ordinary course of business.

    Section 2.18 PROPRIETARY RIGHTS. Tech owns or validly licenses the right to use all technology, proprietary information, know-how, ideas (patented or unpatented), data, licenses, customer lists, processes, formulas, trade secrets, telephone numbers, computer software, computer programs, designs, inventions, trademarks, trademark registrations and applications therefor, registered and common law copyrights, and registered copyright applications, trade names (whether or not registered or registrable), service marks, service mark registrations and applications therefor (collectively, the "Proprietary Rights") necessary to conduct the business of Tech as the business is presently being conducted. Tech's Disclosure Schedule sets forth a complete and correct list (including, where applicable, registration numbers and dates of filing, renewal and termination) of all Proprietary Rights. Tanisys and each of its Subsidiaries shall have at all times after the Effective Date the exclusive right to use the Proprietary Rights necessary to continue to conduct the business of Tech as the business is presently being conducted. No consent of any third party will be required for the use of the Proprietary Rights by Tanisys or any of its Subsidiaries after the Effective Date. No claim or opposition has been asserted by any person or entity to the ownership of or Tech's right to use any of the Proprietary Rights or challenging or questioning the validity or effect of any license or agreement relating thereto, and there is no valid basis for any such claim or assertion. Tech has ownership of, or valid licenses to use all of, the Proprietary Rights. Each of the Proprietary Rights is valid and subsisting, has not been cancelled, abandoned or otherwise terminated and, if applicable, has been duly asserted, registered and filed.
The Proprietary Rights owned by Tech are owned free and clear of all liens, charges or encumbrances. Tech has taken all reasonable steps to establish and preserve its ownership of all Proprietary Rights. Use by Tanisys or any of its Subsidiaries of the Proprietary Rights will not, and the conduct of the business as presently conducted does not, infringe on or violate the rights of any other person or entity. No Proceedings have been instituted, are pending or are threatened that challenge or oppose the rights of Tech with respect to any of the Proprietary Rights. Tech has not received any notice or inquiry from any person or entity of any alleged infringement by Tech. Tech has not given and is not bound by any agreement of indemnification in connection with any Proprietary Rights or product or service sold or performed by Tech. Tech is not aware of any infringement by others of its Proprietary Rights. Set forth in Tech's Disclosure Schedule is a list of all confidentiality agreements entered into by Tech relating to the Proprietary Rights and all such contracts are in full force and effect.

    Section 2.19 SURETY AND GUARANTOR OBLIGATIONS. Except as set forth in Tech's Disclosure Schedule, Tech is not obligated as surety, indemnitor nor guarantor under any surety or similar bond or other contract issued and has not entered into any agreement to assure payment, performance or completion of performance of any undertaking or obligation of any person or entity.

    Section 2.20 NO BROKERS. Except as set forth in Tech's Disclosure Schedule, Tech has not employed any broker, agent or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

    Section 2.21 RECORDS. The respective minute books, books of account, stock record books and other records of Tech, all of which have been or will be made available to Tanisys, contain accurate and complete records of all corporate actions of the shareholder(s) and Board of Directors (and committees thereof) during the periods of time in which such minute books were maintained.

    Section 2.22 COMPLIANCE WITH LAW; CONDUCT. Tech has not violated or failed to comply with any statute, law, ordinance, regulation, rule or order of any foreign, federal, state or local government or agency or any other Governmental Body, or any judgment, order, writ, injunction or decree of any court or agency, applicable to its business or operation, except where such violations or failure to comply would not have a Material Adverse Effect on Tech. Tech's business is in material conformity with all federal, state and local energy, public utility, health and OSHA requirements and all other federal, state and local governmental and regulatory requirements. Tech has all permits, licenses, authorizations, consents, approvals and franchises from governmental agencies required to conduct its business as now being conducted.

    Section 2.23 REGULATORY COMPLIANCE. Tech complies in all material respects with all state and federal rules and regulations governing its business, including, but not limited to, the terms and conditions within each order granting jurisdictional authority and all related tariffs.

    Section 2.24 INVESTMENT COMPANY ACT, ETC. Tech is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or an "investment adviser" within the meaning of the Investment Advisers Act of 1940, as amended.

    Section 2.25 PUBLIC UTILITY HOLDING COMPANY ACT. Tech is not a "public utility," a "holding company," an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended, or a "public utility" within the meaning of the Federal Power Act, as amended.

    Section 2.26 INSURANCE. Contained in Tech's Disclosure Schedule is a complete and accurate description of all insurance maintained by Tech with respect to the assets, properties and business of Tech. All of the insurable properties of Tech are insured for their benefit under valid and enforceable policies, issued by insurers rated AA or better by A.M. Best Company. The insurance maintained by Tech is in amounts and of a nature as is customarily maintained by persons conducting operations similar to those of Tech.

    Section 2.27 RECEIVABLES. Tech's Disclosure Schedule contains a complete and accurate list of all Tech's receivables (including accounts receivables, loan receivables and advances) at February 29, 1996, including all liens and encumbrances attached to Tech's Disclosure Schedule, showing the name of each account debtor and the amount due from each by invoice number and date. All of such accounts receivable and all accounts receivable since the date thereof have arisen in the ordinary course of business for products delivered or services rendered. Tech is not aware of any event or condition with respect to a specific customer that causes it to believe that any such receivable will not be collected in full in due course without resort to litigation and will not be subject to counterclaim or setoff. The reserves for doubtful accounts reflected in the Tech Financial Statements have been determined in accordance with generally accepted accounting principles and past practice consistently applied and adequately provide for all uncollectible receivables.

    Section 2.28 ACCOUNTS PAYABLE. Tech's Disclosure Schedule contains a complete and accurate list of all Tech's accounts payable at February 29, 1996, showing the name of each account creditor and the amount due to each by invoice number and date.

    Section 2.29 ITEMS REFLECTED IN TECH'S DISCLOSURE SCHEDULE. Tech's Disclosure Schedule contains a complete and accurate list or brief description of (a) all current or pending contracts, commitments and leases (of real or personal property), written or otherwise, between Tech and any party that involve, in the aggregate, the payment or receipt by Tech of more than $10,000, which cannot be cancelled without penalty upon thirty (30) days' notice, or which otherwise are material to Tech; (b) all of the Proprietary Rights; (c) all employee benefit programs (including but not limited to medical, profit-sharing or pension plans), employee bonus and incentive compensation arrangements and accrued and unused vacation time as of December 31, 1995, of Tech; (d) any compensation, noncompetition, severance, consulting, or confidentiality agreements between Tech and any of Tech's executive officers for the last two fiscal years and at present; (e) the number and job category of all current employees of Tech, including with respect to key employees, their names, date of employment, current compensation (including sales commissions) and date and amount of last increase in compensation; (f) all capital assets of Tech with a book value greater than $10,000, setting forth any liens or restrictions thereon; (g) federal and state income tax returns for the last three fiscal years; (h) a list of all leases, contracts or agreements for which consents of any private persons or public authorities would be required (citing the section(s) thereof requiring such consents) for the consummation of the transactions contemplated hereby, or for the preventing of any termination of any material right, privilege, license or agreement of, or any loss or disadvantage to, Tech or Tanisys upon consummation of the transactions contemplated hereby; (i) all governmental licenses and permits relating to any of Tech's operations; (j) any arrangements or agreements of Tech with its competitors; and (k) the twenty largest customers of Tech and the twenty largest suppliers to Tech for the fiscal year ended December 31, 1995, and for the period from January 1, 1996, to February 29, 1996. Tech has not received notice of and does not have any knowledge or reason to believe that any customer listed in Tech's Disclosure Schedule is seeking or presently intends to seek to terminate its agreement with Tech or that any such customer will not renew its existing agreement with Tech on the expiration date thereof on terms at least as favorable to Tech as those currently in effect.

    Section 2.30 BANK ACCOUNTS; POWERS OF ATTORNEY. Tech's Disclosure Schedule completely and accurately lists the name of each bank, brokerage firm or other financial institution in which Tech has an account or possesses a safe deposit box and sets forth the amount and nature of all cash and cash equivalents contained therein at February 29, 1996. Tech's Disclosure Schedule also lists the names of all persons authorized to draw thereon, or to have access thereto or to authorize transactions therein, and the names of all parties, if any, holding powers of attorney from Tech with respect thereto or with respect to any other matter, and the account number of any such account. Tech does not maintain any securities or commodity trading account or other brokerage account.

    Section 2.31  PRODUCT AND SERVICE WARRANTIES.  Except as disclosed on
Tech's Disclosure Schedule, there is no claim against or liability of Tech on account of product or service warranties or with respect to the manufacture, sale or lease of products or performance of services, and there is no basis for any such claim on account of products heretofore manufactured, sold or leased or services performed that has not been accrued or reserved against in Tech's Financial Statements in accordance with generally accepted accounting principles.

    Section 2.32 TRANSACTIONS WITH AFFILIATES. Except as set forth in Tech's Disclosure Schedule, Tech has not engaged in any loans, leases, contracts or other transactions with any director, officer or key employee of Tech, or any member of any such individual's immediate family or any other Affiliate of Tech. As used in this Agreement, "Affiliate" shall mean, with respect to any person or entity, any other person or entity directly or indirectly controlling, controlled by, or under direct or indirect common control with, such person or entity. A person or entity shall be deemed to control another person or entity if such person or entity possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other person or entity, whether through the ownership of voting securities, by contract or otherwise. Immediately prior to the Effective Date, all advances or loans made by Tech to any shareholder, officer, director, employee, Affiliate or agent of Tech will have been repaid in full, with accrued interest to the date of repayment.

    Section 2.33 CORRUPT PRACTICES. Since the inception of Tech, there have been no violations of the Foreign Corrupt Practices Act or any similar state or federal statute relating to bribery or similar offenses by Tech or any of its Subsidiaries or former Subsidiaries or any of their agents. Neither Tech, its Subsidiaries or former Subsidiaries, nor any officer, director, employee or agent of Tech or any Subsidiary or former Subsidiary (or any person acting on behalf of any of the foregoing) has since the date of Tech's incorporation, given or agreed to give any gift or similar benefit of more than nominal value to any customer, supplier, governmental employee or official, or any other person or entity who is or may be in a position to help or hinder Tech or any of such Subsidiaries or assist Tech or any of such Subsidiaries in connection with any actual or proposed transaction, which gift or similar benefit, if not given in the past, would have a Material Adverse Effect, or which would subject Tech or any of such Subsidiaries to material penalty in any private or governmental Proceeding.

    Section 2.34 CURRENT REVENUE AND NET INCOME. Tech's gross revenues and net income calculated in accordance with generally accepted accounting principles, applied on a consistent basis (except as noted in Section 2.7 of Tech's Disclosure Schedule), for the twelve (12)-month period ended December 31, 1995, was at least $104,642,000 and $81,000, respectively, and the gross revenue and net income for the two (2)-month period ending February 29, 1996, was at least $9,750,100 and ($260,400), respectively.

    Section 2.35 ABSENCE OF BAD DEBT OR UNCOLLECTIBLE ACCOUNTS. At February 29, 1996, except as disclosed in the Tech Financial Statements, Tech had no bad debt or uncollectible account accrual, and there were no facts existing on such date that would provide any reason for the establishment of such an accrual.

    Section 2.36 NO DEFAULT. Except as disclosed on Tech's Disclosure Schedule, Tech is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under (a) its Articles of Incorporation or By-Laws; (b) any mortgage, loan, agreement, contract, arrangement, lease, lease purchase, indenture or other evidences of indebtedness for borrowed money or other instrument to which Tech is now a party or by which Tech or any of the assets of Tech is bound; or (c) any judgment, order, writ, injunction or decree, of any court, arbitrator, agency, official, authority or other Governmental Body.

    Section 2.37 COPIES OF DOCUMENTS; ACCURACY OF INFORMATION FURNISHED. Tech has delivered or made available to Tanisys complete and accurate copies of all documents listed on Tech's Disclosure Schedule. All of the Exhibits and Schedules provided by Tech are true, correct and complete in all material respects, and no written representation, warranty or statement made by Tech in or pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading to Tanisys, who is seeking complete and accurate information with respect to Tech.

    Section 2.38 SUBCHAPTER "S" ELECTION. Tech and Owner hereby represent and warrant that Tech is a reporting Subchapter "S" corporation with the Internal Revenue Service; that Tech is treated, from a tax reporting standpoint under the rules and regulations, as a Subchapter "S" corporation of the Internal Revenue Code; and that the Owner shall be responsible for any prior year or existing taxes.


                                      ARTICLE 3
                      REPRESENTATIONS AND WARRANTIES OF TANISYS

    Except as set forth in the Disclosure Schedule, which is attached hereto as SCHEDULE "B," delivered to Tech by Tanisys contemporaneously with the execution hereof ("Tanisys' Disclosure Schedule"), Tanisys hereby represents and warrants to Tech as follows, regardless of what investigations, if any, Tech shall have made prior hereto (for the purpose of this Article 3, "Material" or "Material Adverse Effect" shall mean an adverse effect in an amount in excess of $10,000):

    Section 3.1 ORGANIZATION; QUALIFICATION. Tanisys is a corporation duly organized, validly existing and in good standing under the laws of the State of Wyoming. Tanisys has full corporate power and authority to own and lease all of the properties and assets it now owns and leases and to carry on its business as now being conducted. Tanisys is duly qualified as a foreign corporation and is in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure so to qualify would not have a Material Adverse Effect on Tanisys and its Subsidiaries taken as a whole. Tanisys has previously delivered and made available to Tech a true and correct copy of its Articles of Continuance and By-Laws.

    Section 3.2 AUTHORITY RELATIVE TO THIS AGREEMENT. Tanisys has full corporate power and authority to execute, deliver and perform this Agreement and, subject to approval by the shareholders of Tanisys and Tanisys Acquisition, to consummate the transactions contemplated hereby. The execution and delivery by Tanisys of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by the Board of Directors of Tanisys and, except for the approval of the Merger by the shareholders of Tanisys and Tanisys Acquisition, no other corporate proceedings on the part of Tanisys are necessary with respect thereto. Tanisys Acquisition will take or cause to be taken all corporate action that is necessary for Tanisys Acquisition to execute and file the Articles of Merger with the Secretary of State of Texas, to execute and file the Articles of Merger with the Secretary of State of Delaware and to complete the transactions to be completed by Tanisys Acquisition pursuant to this Agreement. This Agreement has been duly and validly executed and delivered by Tanisys and constitutes a legal, valid and binding obligation of Tanisys, enforceable against it in accordance with its terms.

    Section 3.3 CAPITALIZATION. The authorized capital stock of Tanisys consists of 50,000,000 shares of Tanisys Common Stock, no par value, and 10,000,000 shares of preferred stock, par value $1.00 per share, of which, as of the date hereof, 10,256,037 shares of Tanisys Common Stock and no shares of Tanisys Preferred Stock are validly issued and outstanding, fully paid and nonassessable. No shares of Tanisys' capital stock have been issued in violation of any preemptive rights. Except as set forth on Tanisys' Disclosure Schedule, there are no outstanding obligations of Tanisys to repurchase, redeem or otherwise acquire any capital stock or other securities of Tanisys. There are no voting trusts or other agreements, including shareholder agreements or other understandings, to which Tanisys or any of its Subsidiaries is a party with respect to the voting of the capital stock of Tanisys or any of its Subsidiaries. In addition to the outstanding shares of Tanisys Common Stock as noted above, there are outstanding options to purchase 1,441,700 shares of Tanisys Common Stock at exercise prices ranging from $1.10 to $3.72 and outstanding warrants to purchase 3,225,177 shares of Tanisys Common Stock at exercise prices ranging from $1.25 to $2.30.

    Section 3.4 VALIDITY OF SHARES TO BE ISSUED. The shares of Tanisys Common Stock to be issued to the shareholder(s) of Tech as a result of the Merger have been duly authorized and, upon delivery thereof pursuant to the provisions of this Agreement, will be validly issued and outstanding, fully paid and non-assessable, not subject to any preemptive rights, and issued in compliance with applicable securities laws. Such shares will be "restricted securities" and will not be registered with the VSE or the Securities and Exchange Commission under the Securities Act of 1933, as amended or qualified for resale pursuant to the Securities Act (British Columbia).

    Section 3.5 GOVERNMENTAL CONSENTS AND APPROVALS. Except as set forth on Tanisys' Disclosure Schedule, the execution, delivery and performance by Tanisys of this Agreement and the consummation of the transactions contemplated hereby by Tanisys or its Subsidiaries require no consent, approval, order or authorization of, action by or in respect of, or registration or filing with, any Governmental Body, court, agency, or authority, other than (a) the filing of the Articles of Merger with the Secretary of the States of Texas and Delaware with respect to the Merger; (b) any applicable filings with the VSE and consents and/or approvals with the VSE or state securities commissions under state securities laws or similar laws; (c) the consent of Tanisys and Tanisys Acquisition shareholders; and (d) consents, permits, authorizations, notifications or filings the failure of which to obtain or make would not, when considered together, have a Material Adverse Effect on Tanisys and its Subsidiaries taken as a whole or materially adversely affect the ability of Tanisys to perform its obligations set forth herein or to consummate the transactions contemplated hereby.

    Section 3.6 NO VIOLATIONS. Except as set forth on Tanisys' Disclosure Schedule, the execution, delivery and performance of this Agreement by Tanisys, the consummation by Tanisys of the transactions contemplated hereby or compliance by Tanisys with any of the provisions hereof does not and will not
(a) conflict with or result in any breach or violation of any provision of the Articles of Incorporation or By-Laws of Tanisys or any of its Subsidiaries; (b) result in a default, or give rise to any right of termination, cancellation or acceleration, or loss of any material benefit (with or without the giving of notice or lapse of time or both), or require the consent, approval, waiver or other action of any person, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, trust (constructive or otherwise), agreement, lease or other instrument or obligation to which Tanisys or any of its Subsidiaries is a party or by which Tanisys or any of its Subsidiaries may be bound other than that which has been or will be obtained; (c) result in the creation or imposition of any claim, lien, pledge, security interest, obligation, restriction or other encumbrance on any of the property of Tanisys or any of its Subsidiaries; or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Tanisys or any of its Subsidiaries. The transactions contemplated by this Agreement will not conflict with the VSE rules and regulations.

    Section 3.7 FINANCIAL STATEMENTS; BRITISH COLUMBIA SECURITIES COMMISSION REPORTS. The financial statements and notes to such financial statements of Tanisys (the "Tanisys Financial Statements") contained in Tanisys' quarterly Form 61 Report for the fiscal year ended September 30, 1995 and each quarter thereafter filed with the British Columbia Securities Commission are complete and correct and were prepared in accordance with generally accepted accounting principles applied on a consistent basis except as noted therein, and fairly present the information purported to be shown therein. All Tanisys Financial Statements have been prepared from the books and records of Tanisys and its Subsidiaries, which accurately and fairly reflect the transactions and dispositions of the assets of Tanisys and its Subsidiaries. Neither Tanisys nor any of its Subsidiaries had any liabilities, contingent or otherwise, whether due or to become due, known or unknown, other than as indicated on the latest balance sheets included in the Tanisys

Financial Statements. Tanisys has adequately funded all accrued employee benefit costs, and such funding is reflected in the balance sheets included in the Tanisys Financial Statements.

    Section 3.8 LITIGATION. Except as disclosed in Tanisys' Disclosure Schedule, there is no Proceeding pending or, to the knowledge of Tanisys, threatened against, relating to or affecting Tanisys or any officer or director of Tanisys or its Subsidiaries relating to Tanisys or its Subsidiaries, at law or in equity, before any Governmental Body nor, to the knowledge of Tanisys, is there any basis for asserting the foregoing. Neither Tanisys, any of its Subsidiaries nor any of their respective properties or assets is specifically by name subject to any currently existing order, judgment, writ, decree or injunction.

    Section 3.9 INFORMATION FOR FILINGS. None of the information supplied or to be supplied by Tanisys and its Subsidiaries for inclusion or included in any documents to be filed with any regulatory authority in connection with the transactions contemplated hereby will, at the respective time such documents are filed with such regulatory authority, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein in light of the circumstances under which they were made, not misleading.

    Section 3.10 NO BROKERS. Except as disclosed in Tanisys' Disclosure Schedule, Tanisys has not employed any broker, agent or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

    Section 3.11 RECORDS. The respective minute books, books of account, stock record books and other records of Tanisys and each of its Subsidiaries, all of which have been or will be made available to Tech, contain materially accurate and complete records of all corporate actions of the respective shareholders and Boards of Directors (and committees thereof) during the periods of time in which such minute books were maintained.

    Section 3.12 COPIES OF DOCUMENTS; ACCURACY OF INFORMATION FURNISHED. Tanisys has delivered or made available to Tech complete and accurate copies of all documents listed in Tanisys' Disclosure Schedule. All of the Exhibits and Schedules provided by Tanisys are true, correct and complete in all material respects, and no written representation, warranty or statement made by Tanisys in or pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading to Tech, who is seeking complete and accurate information with respect to Tanisys and its Subsidiaries.


                                      ARTICLE 4
                 ADDITIONAL REPRESENTATIONS & WARRANTIES OF THE OWNER
            [AND ALL FUTURE OWNER(S), PURSUANT TO SECTIONS 6.1(f) AND (h)]

    Except as set forth in the Disclosure Schedule, which is attached hereto as SCHEDULE "C," delivered to Tanisys and Tech by the Owner contemporaneously with the execution hereof and by future Owner(s) as defined in Sections 6.1(f) and
(h) herein (the "Owner's Disclosure Schedule"), the Owner hereby represents and warrants to Tanisys and Tech as follows, which representations and warranties are made as of the date hereof and as of the Effective Date and shall survive the Closing (as defined in Section 8.9 below) regardless of what investigations, if any, Tanisys or Tech shall have made thereof prior thereto:

    Section 4.1 TITLE TO SHARES. Immediately prior to the Closing, the Owner(s) shall be the lawful Owner(s) and holder of an aggregate of no more than 3,100,000 shares of Tech Common Stock and, on the Effective Date, shall hold all such shares free and clear of any encumbrances or liens.

    Section 4.2 AUTHORITY RELATIVE TO THIS AGREEMENT. This Agreement has been duly and validly executed and delivered by the Owner and constitutes the legal, valid and binding obligation of the Owner, enforceable in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium or other similar laws affecting enforcement of creditors' rights generally. The execution, delivery and performance by the Owner of this Agreement and the consummation of the transactions contemplated hereby will not violate any provision of any law to which the Owner is subject nor result in a breach or violation by the Owner of any of the terms or provisions of, or constitute a default by the Owner under any note, bond, mortgage, indenture, license, trust (constructive or other), agreement, lease, or other instrument or obligation to which the Owner is a party or by which the Owner is bound. The Owner is not a party to, or subject to, or bound by, any currently existing order, judgment, injunction, writ or decree of any court or governmental authority, or any arbitration award that would restrict performance by each Owner of this Agreement or such other documents or instruments to be executed or delivered by the Owner in conjunction herewith.

    Section 4.3 CERTAIN TRANSACTIONS OR ARRANGEMENTS. Except for agreements and transactions entered into in connection with this Agreement and except as set forth in the Owner's Disclosure Schedule, the Owner is not presently, directly or indirectly, a party to any transaction with Tech, including without limitation (a) any contract, agreement, understanding or commitment or other arrangement providing for the furnishing of services by, rental of real or personal property from or otherwise requiring payments to the Owner or any Affiliate of the Owner; (b) any contract, agreement, understanding, commitment or other arrangement relating to the employment of the Owner by the Company, or any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement or other employee benefit plan; or (c) any loans or advances to or from Tech.

    Section 4.4 REPRESENTATIONS. The Owner has reviewed the representations, warranties and statements made by Tech in this Agreement and Tech's Disclosure Schedule, and, to the best knowledge and belief of the Owner, such representations and warranties do not contain any untrue statement of a material fact or omit to state any material fact necessary to make any such representation, warranty or statement not misleading. (The term "best knowledge and belief" as used herein shall mean that information actually known to the Owner and specifically excludes constructive knowledge and any duty to inquire about relevant information.)

    Section 4.5 COPIES OF DOCUMENTS; ACCURACY OF INFORMATION FURNISHED. The Owner has delivered or made available to Tanisys and Tech complete and accurate copies of all documents listed in the Owner's Disclosure Schedule. All the Exhibits and Schedules provided by the Owner are true, correct and complete in all material respects, and no written representation, warranty or statement made by the Owner in or pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading to Tanisys or Tech, who are seeking complete and accurate information with respect to Tech and the Owner.


                                     ARTICLE 5
                               ADDITIONAL AGREEMENTS

    Section 5.1 CONDUCT OF BUSINESS OF TECH. After the date hereof and prior to the Effective Date, Tech shall conduct its operations according to its normal course of business to preserve intact its business organization, keep available the services of its officers and employees, preserve and maintain satisfactory relationships and goodwill with licensors, suppliers, dealers, customers and all others having business relationships with it, pay the suppliers, vendors and taxing authorities of Tech in accordance with its usual business practices and in a timely fashion and continue to service and maintain all of its assets in a manner consistent with past practice.

    Section 5.2 FORBEARANCES BY TECH. Except as contemplated by this Agreement, Tech shall not, after the date hereof and prior to the Effective Date, without the prior written consent of Tanisys:

    (a) Issue additional capital stock or any additional securities or obligations convertible into or exchangeable for, or giving any person any right to acquire, capital stock;

    (b)  Acquire any shares of its capital stock;

    (c) Declare or pay any dividend, except a cash distribution to cover the individual tax liabilities of the Owner for the year 1995 and for that period from January 1, 1996 through the closing;

    (d) Issue any stock options, stock appreciation rights, warrants or any other rights relating to the securities of Tech;

    (e)  Sell any assets not in the ordinary course of business;

    (f) Issue or incur additional debt for borrowed money other than pursuant to existing credit agreements;

    (g) Mortgage, pledge or otherwise encumber any of its properties or assets;

    (h) Make any investment in third parties or assets of a capital nature either by purchasing stock, securities or assets, contributing to capital, transferring property or otherwise making any investment;

    (i) Make any commitments for capital expenditures or other commitment or transaction other than in the ordinary course of business;

    (j) Increase in any manner, whether by bonus or otherwise, the compensation of any of its officers or employees;

    (k) Amend its Articles of Incorporation or By-Laws except as may be necessary to facilitate the consummation of the transactions contemplated by this Agreement;

    (l) Undertake any action that will reduce Tech's working capital, as determined by generally accepted accounting principles, to an amount lower than the working capital of Tech at February 29, 1996, and previously furnished to Tanisys except as provided for under Section 5.2(c); or

    (m)  Enter into any agreement to do any of the things described in clauses
         (a) through (l) above.

    Section 5.3 NO SOLICITATION. Tech, its officers and directors, and the Owner will not, nor permit any of their respective officers, employees, agents or representatives (including, without limitation, investment bankers, attorneys and accountants) to, directly or indirectly (a) solicit, initiate or encourage submission of proposals or offers by, or (b) furnish any information with respect to or otherwise cooperate in any way with, or participate in any discussions or negotiations with, any corporation, partnership, person or other entity or group ("Person") with respect to any proposal regarding the acquisition or purchase of all or a material portion of the assets of, or any equity interest in, Tech, or any business combination with Tech. Tech and/or the Owner shall promptly notify Tanisys if any such proposal or offer, or any inquiry or contact with any Person with respect thereto, is made and shall, in any such notice, indicate in reasonable detail the identity of the offeror and the terms and conditions of any such proposal.

    Section 5.4 INVESTIGATION OF BUSINESS AND PROPERTIES. Each party hereto may make or cause to be made such investigation of the business and properties of the other parties and of their financial and legal condition as such party deems appropriate or advisable to familiarize himself/itself therewith, provided such investigation shall not unreasonably interfere with the normal operations of the other parties. Tanisys and Tech agree to permit the other party and its accountants, counsel and other representatives to have reasonable access to the premises, books and records of the first party. Tanisys and Tech will furnish the other party with such financial and operating data and other information with respect to the business and properties of the other party as the requesting party shall from time to time reasonably request in accordance with this Section.

    Section 5.5 CONFIDENTIALITY. Each party agrees with respect to all technical, commercial and other information that is furnished or disclosed by the other parties, including, but not limited to, information regarding such party's (and its Subsidiaries' and Affiliates') organization, personnel, business activities, customers, subscribers, policies, assets, finances, costs, sales, revenues, technology, rights, obligations, liabilities and strategies (the "Information"), that, unless and until the transactions contemplated hereby shall have been consummated, (a) such Information is confidential and/or proprietary to the furnishing/disclosing party and entitled to and shall receive treatment as such by the receiving party; (b) the receiving party will hold in confidence and not disclose or use (except in respect of the transactions contemplated hereby) any such Information, treating such Information with the same degree of care and confidentiality as it accords its own confidential and proprietary information; provided, however, that the receiving party shall not have any restrictive obligation with respect to any Information that (i) is contained in a printed publication available to the general public, (ii) is or becomes publicly known through no wrongful act or omission of the receiving party, or (iii) is known by the receiving party without any proprietary restrictions by the furnishing/disclosing party at the time of receipt of such Information; and (c) all such Information furnished to a party by another, unless otherwise specified in writing, shall remain the property of the furnishing/disclosing party and, in the event this Agreement is terminated, shall be returned to it, together with any and all copies made thereof, upon written request for such return by it (except for documents submitted to a governmental agency with the consent of the furnishing/disclosing party or upon subpoena and that cannot be retrieved with reasonable effort), and each party shall confirm in writing to the others compliance with any such request. Each party hereto acknowledges that the remedy at law for any breach by a party of its obligations under this section is inadequate and that the other parties shall be entitled to equitable remedies, including injunctive relief, in the event of breach by any other party.

    Section 5.6 PUBLIC ANNOUNCEMENTS. Tanisys and Tech shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger, this Agreement or transactions contemplated hereby, shall not issue any such press release or make any such public statement prior to such consultation, and shall consult with each other as to form and substance of other public disclosures related thereto; provided however, that nothing contained herein shall prohibit either party from making any disclosure that is required by law.

    Section 5.7 AGREEMENT TO CONSUMMATE. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use reasonable efforts to do all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement, including, but not limited to, the obtaining of all consents, authorizations, orders and approvals of any governmental commission, board or other regulatory body required in connection therewith and initiating or defending any legal action that is necessary or appropriate to permit the transactions contemplated hereby to be consummated. Without limiting the foregoing, the Owner shall not take any action to exercise any statutory appraisal rights that he may have with respect to the Merger. At any time after the Effective Date, if any further action is necessary, proper or advisable to carry out the purposes of this Agreement, then, as soon as is reasonably practicable, each party to this Agreement shall take, or cause its proper officers to take, such action. No party to this Agreement shall take or cause to be taken any action that would cause the representations or warranties expressed herein to be untrue or incorrect on the Effective Date.

    Section 5.8 TECH SHAREHOLDER'S APPROVAL. Tech shall call a meeting of its shareholder to be held as soon as practicable, but not later than April 15, 1996, for the purpose of voting upon the Merger. In connection with such meeting, Tech shall mail all required notices and other materials to its shareholder, and the Board of Directors of Tech shall recommend approval of the matters related to the Merger to be voted upon at such shareholder meeting and shall use its best efforts to obtain such shareholder approval. In lieu of such meeting, such approval may be effected by the unanimous written consent of the shareholder of Tech.

    Section 5.9 TANISYS ACQUISITION SHAREHOLDER'S APPROVAL. Tanisys Acquisition shall call a meeting of its shareholder to be held as soon as practicable, but not later than May 20, 1996, for the purpose of voting upon the Merger. In connection with such meeting, Tanisys Acquisition shall mail all required notices and other material to its shareholder, and the Board of Directors of Tanisys Acquisition shall recommend approval of the matters related to the Merger to be voted upon at such shareholder meeting and shall use its best efforts to obtain such shareholder approval. In lieu of such meeting, such approval may be affected by the unanimous written consent of the shareholder of Tanisys Acquisition.

 .   Section 5.10  AGREEMENT REGARDING BROKERS.  Each party agrees that it or he will pay or dispute, and indemnify and hold the other parties harmless from, any claims of brokers or others for finders' or brokerage fees asserted as a result of representations by such party to such brokers or others, regardless of whether the existence of such brokers or others are disclosed herein.

    Section 5.11 NOTICE. Tech shall promptly give notice to Tanisys and the Owner upon becoming aware of the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any event that would cause or constitute, any of Tech's representations or warranties being or becoming untrue. Tanisys will promptly give notice to Tech and the Owner upon becoming aware of the occurrence or failure to occur, of any event that would cause or constitute, any of Tanisys' representations or warranties being or becoming untrue. The Owner will promptly give notice to Tanisys and Tech upon becoming aware of the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any event that would cause or constitute, any of the Owner's representations or warranties being or becoming untrue.

    Section 5.12 REPRESENTATIONS, WARRANTIES AND AGREEMENTS; SURVIVAL. The representations, warranties and indemnities of Tech, Tanisys and the Owner, contained in this Agreement and any related documents, shall survive for a period of six (6) months after the Effective Date. At the end of the survival period of the representations and warranties of Tech and the Owner, Tanisys shall, without further action, be deemed to have fully released Tech and the Owner from any and all responsibility with respect to a breach of such representations and warranties (including any obligation under the indemnification provisions contained in Section 5.13) unless during such survival period Tanisys shall have given Tech and the Owner notice of the nature and reasonable particulars under the then existing circumstances of any claimed breach by Tech and/or the Owner. At the end of the survival period of representations and warranties of Tanisys, the Owner shall, without further action, be deemed to have fully released Tanisys from any and all responsibility with respect to a breach of such representations and warranties unless during such survival period the Owner shall have given Tanisys notice of the nature and reasonable particulars under the then existing circumstances of any claimed breach by Tanisys and the basis therefor. The obligations, covenants and agreements of Tech, the Owner and Tanisys contained in this Agreement and any related documents shall survive the Closing. The representations, warranties, obligations, covenants, indemnities and agreements shall not be affected by, and shall remain in full force and effect notwithstanding, any investigation at any time made by or on behalf of any party hereto or any information any party may have with respect thereto.

    Section 5.13   INDEMNIFICATION BY TECH AND OWNER AND SECURITY ESCROW.

    (a) Tech and the Owner shall severally indemnify and hold Tanisys harmless from and against, and promptly reimburse Tanisys for any and all loss, expense, damage, deficiency, liability or obligation, including investigative and settlement costs and attorneys' fees arising out of or in connection with any breach of representation or warranty of Tech or the Owner contained in Article 2 or Article 4 hereof or in any certificate delivered pursuant hereto, regardless of whether Tanisys relied upon the truth of such representation or warranty or had any knowledge of any breach thereof. On the Effective Date, fifteen percent (15%) of the Merger Consideration of Gary W. Pankonien will be escrowed (the "Escrow") with U. S. Trust Company of Texas, N.A. (the "Escrow Agent") to secure and satisfy Tanisys' right to indemnification hereunder.

    (b) The Escrow shall be further defined in the Escrow Agreement attached hereto as EXHIBIT "C" and shall remain in effect for a period of six
         (6) months from the date of the closing of the Merger Agreement (such date, the "Escrow Termination Date"). The Escrow may be maintained past the Escrow Termination Date only in the event of litigation concerning the Escrow.

    (c) Upon receipt by Tanisys (the "Indemnified Party") of notice of any situation, event or occurrence that might give rise to a claim for indemnification of such Indemnified Party against Tech and/or the Owner pursuant to this Section 5.13, the Indemnified Party shall give prompt written notice thereof to Tech and the Owner (each such party, an "Indemnifying Party"), indicating the nature of such indemnification. Failure to give any notice provided under this
         Section 5.13(c) shall in no way be deemed a forfeiture of the Indemnified Party's rights to be indemnified under Section 5.13 provided that such notice is given prior to the Escrow Termination Date. A claim for indemnity may, at the option of the Indemnified Party, be asserted as soon as any situation, event or occurrence has been noticed by the Indemnified Party, regardless of whether actual harm has been suffered or out-of-pocket expenses incurred.

    (d) Tech's and the Owner's indemnification will be limited to situations, events and/or occurrences of which Tanisys provides notice to the Owner prior to the Escrow

         Termination Date and to the amount of, and only from shares
         comprising, the Escrow.   Tanisys will not be eligible to obtain any
         indemnification from the Escrow until the aggregate amount of all losses, expenses, damages, deficiencies, liabilities and other obligations arising out of or in connection with any breach of representation or warranty of Tech or the Owner exceeds $10,000 in the aggregate and then only for the amount of such excess. Shares released from the Escrow after such time will be returned to the Owner in accordance with the terms of the Escrow Agreement.

    Section 5.14   INDEMNIFICATION BY TANISYS.

    (a) Tanisys shall indemnify and hold the Owner harmless from and against, and promptly reimburse the Owner for, any and all loss, expense, damage, deficiency, liability or obligation, including investigative and settlement costs and attorneys' fees, arising out of or in connection with any breach of representation or warranty of Tanisys contained in Article 3 hereof, or in any certificate delivered pursuant hereto, regardless of whether the Owner relied upon the truth of such representation or warranty or had any knowledge of any breach thereof.

    (b) Upon receipt by the Owner (the "Indemnified Party") of notice of any situation, event or occurrence that might give rise to a claim for indemnification of such Indemnified Party against Tanisys pursuant to this Section, the Indemnified Party shall give prompt written notice thereof to Tanisys indicating the nature of such indemnification. A claim for indemnity may, at the option of the Indemnified Party, be asserted as soon as any situation, event or occurrence has been noticed by the Indemnified Party regardless of whether actual harm has been suffered or out-of-pocket expenses incurred.

    Section 5.15 RESALE LIMITATIONS. Tech and the Owner (and future Owners) agree to certain resale restrictions and further agree to advise future Owner(s) of the resale restrictions imposed by the VSE and federal securities laws on shares of Tanisys Common Stock received by them pursuant to the Merger, and will sign, and will cause each future owner to sign, a Restricted Stock Investment Letter stating that such Affiliate is aware of such restrictions and as set forth in Section 6.3(h) herein.

    Section 5.16 REGISTRATION STATEMENT. In the event Tanisys elects to file a Registration Statement on Form S-1 or S-3 with the Securities and Exchange Commission ("SEC") and is requested to do so by Gary W. Pankonien ("Pankonien"), Tanisys agrees to register for sale up to 100,000 shares of the Merger Consideration for Pankonien and to cause such Registration Statement to become effective as promptly as practical thereafter and to maintain the effectiveness of such Registration Statement until the earlier of the sale of the shares registered thereby or the second anniversary of the Effective Date. Tanisys shall be permitted to include on any such Registration Statement shares of the Tanisys Common Stock to be issued (i) by the company or by stockholders with registration rights directly to the public and/or to institutional investors for cash, or (ii) by stockholders receiving registration rights in connection with any acquisitions to be completed by Tanisys prior to, simultaneously with, or subsequent to, completion of the Merger. Tanisys shall also take any action required to be taken under any applicable state blue sky or securities laws in connection with the issuance of the shares of the Tanisys Common Stock to be issued as set forth in this Agreement or the listing of such shares of the Tanisys Common Stock on the NASDAQ National Market System, subject to official notice of issuance. Pankonien shall furnish to Tanisys, in writing, all information and covenants concerning Tech, the other holders of the Tech Common Stock and the proposed methods of sale or other disposition of the registered shares as Tanisys, any underwriter, the SEC and/or any state or other regulatory authority may request in connection with the registration of any shares or any action required by Tanisys.
Pankonien will cooperate with Tanisys and use reasonable efforts to assist Tanisys in, and Tanisys will bear all costs and expenses (including its legal, accounting and printing costs and filing fees payable to the SEC and other governmental bodies) related to, the preparation and filing of the Registration Statement and all other necessary documentation and to obtain all permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to effect the registration of the 100,000 shares of the Merger consideration on the Registration Statement. Pankonien agrees to execute, deliver and/or file with or supply to Tanisys, any underwriter, the SEC and/or any state or other regulatory authority such information as is necessary to carry out the provisions of this Section or to effect the registration or qualification of the shares under applicable securities laws and regulations of any jurisdiction and such information as Tanisys may reasonably require to ensure that the transfer or disposition of the registered shares is not in violation of any applicable securities laws. The parties shall also enter into an agreement to provide reciprocal indemnities to the other party for representations made in such Registration Statement and related documents. Pankonien further agrees to furnish to Tanisys not later than every thirty (30) days after the date of effectiveness of the Registration Statement a report of the number of registered shares sold during such thirty (30)-day period and to cancel any orders to sell and/or to reverse any sales of registered shares which orders and/or sales, in Tanisys' opinion, based upon the opinion of legal counsel experienced in securities law matters were effected in violation of applicable federal or state securities laws. At its expense, Tanisys will furnish to Pankonien such number of copies of such Registration Statement and of each amendment and supplement thereto (in each case, including all Exhibits) and such number of copies of the prospectus included in such Registration Statement as Pankonien shall request. Tanisys will notify Pankonien of any shares covered by such Registration Statement (i) at any time when a prospectus relating thereto is required to be delivered under applicable securities laws, (ii) of the happening of any event as a result of which the prospectus included in such Registration Statement as then in effect includes an untrue statement of material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, or (iii) of any other occurrence which, under applicable securities laws, requires the prospectus to be revised or updated (and upon receipt of such notice and until a supplemented or amended prospectus is available, Pankonien will cease to offer or to sell any shares covered by the Registration Statement and will return all copies of the prospectus to Tanisys if requested to do so by Tanisys and will not sell any of the shares until provided with a current prospectus and notice from Tanisys that it may resume its selling efforts). Upon the occurrence of any of the events described in clauses (ii) or (iii) of the preceding sentence, Tanisys agrees to use its best efforts to take all necessary actions to revise or update the prospectus as promptly as practical to the extent necessary for selling efforts to resume.

    Section 5.17 APPOINTED DIRECTORS. The Owner has the right to nominate or appoint two (2) positions on Tanisys' seven (7)-member Board of Directors, to include one (1) of the two positions for himself and, in addition, one (1) Advisory Director position.


                                      ARTICLE 6
                           CONDITIONS PRECEDENT TO CLOSING

    Section 6.1 GENERAL CONDITIONS. Consummation of the Merger shall be subject to the fulfillment at the Effective Date of each of the following conditions:

    (a) NO INJUNCTION. No court having jurisdiction shall have issued, to the knowledge of Tanisys, Tech or the Owner, an injunction preventing the consummation of the Merger that shall not have been stayed or dissolved at the Effective Date.

    (b) SECURITIES LAW. Tanisys shall have received all VSE, state securities law authorizations or obtained applicable exemptions necessary to consummate the transactions contemplated hereby, provided Tanisys shall use reasonable efforts to obtain the same.

    (c) VANCOUVER STOCK EXCHANGE. Tanisys shall have received notification that the VSE has approved the issuance of and the listing of the shares of Tanisys Common Stock.

    (d) PROCEEDINGS. All proceedings taken or to be taken in connection with the transactions contemplated hereby, and all documents incident thereto, shall be reasonably satisfactory in form and substance to the parties and their counsel, and the parties and their counsel shall have received all such counterpart originals or certified or other copies of such documents as the parties or their counsel may reasonably request.

    (e) SIMULTANEOUS CLOSING WITH DARKHORSE SYSTEMS, INC. Simultaneously with the closing as called for herein, Tanisys shall close its Agreement and Plan of Merger by and between Tanisys Technology, Inc. and Tanisys Technology Acquisition Corp. II and Dark Horse Systems, Inc., and Gary
         W. Pankonien, Archer Lawrence and Jack Little.

    (f) TECH'S EQUITY INFUSION. Prior to the Closing as called for herein, Tech shall have caused to be sold that number of shares of the Tech Common Stock that would comply with the Exchange Ratio of Section 1.2 herein for no less than $2,000,000 cash. Such purchasers of equity shall execute all documents deemed necessary by counsel of Tanisys at or prior to the Closing, including but not limited to those representations and warranties as set forth in Article 4 and restrictions as set forth in Section 5.15.

    (g) APPRAISAL OF ASSETS OF TECH. The appraisal of BDO Dunwoody Charter Accountants and Consultants upon the assets of Tech shall have been accepted and approved by Tanisys and the VSE prior to the Closing.

    (h) TECH'S ISSUANCE OF COMPENSATION SHARES. Prior to the Closing, Tech contemplates issuing no more than 150,000 shares of the Tech Common Stock to certain key employees of Tech ("Key Shares"). Tech shall cause the number of Key Shares to be issued which will comply with the Exchange Ratio of Section 1.2 herein. Upon issuance, such Key Shares shall have been deemed fully paid and nonassessable shares. Further, the recipients of such Key Shares shall execute any and all documents deemed necessary by counsel for Tanisys at the Closing, including but not limited to those representations and warranties set forth in
         Section 4 and restrictions set forth in Section 5.15.

    (i) DUE DILIGENCE. It is expressly understood and agreed that the obligations of Tanisys hereunder are expressly subject to and conditioned upon Tanisys having a period of twenty-one (21) days from the date this Agreement is fully executed ("Due Diligence Period") to conduct such Due Diligence examination of Tech's Financial Statements, facilities, books, records and other matters considered pertinent by Tanisys, at such time which is acceptable to both parties, and Tech further agrees to provide such other data or information reasonably requested by Tanisys. Should such Due Diligence deem to be unfavorable in Tanisys' sole discretion, Tanisys may on or before the conclusion of the Due Diligence Period cancel the Agreement by written notice to Tech.

    (j) APPROVAL OF TANISYS' SHAREHOLDERS. The transactions contemplated by this Agreement are subject to the approval of a majority of the outstanding shares of the Common Stock of Tanisys Technology, Inc.

    (k) RELEASE OF TECH'S GUARANTIES. Tech shall have been released as a Guarantor of that Lease Agreement dated December 13, 1995, by and between Security Capital Industrial Trust and 1st Tech Molding, Inc., covering approximately 20,000 square feet at Corridor Park Building, Austin, Texas. In addition, Tech shall have been released as a Guarantor of that Certain Loan and Security Agreement dated February 14, 1996, between Wentworth Capital Corporation as Lender and 1st Tech Molding, Inc. as Borrower.

    Section 6.2 CONDITIONS TO CLOSING IN FAVOR OF TECH. Consummation of the Merger shall be subject to the fulfillment, to the satisfaction of Tech, or written waiver, at or before the Effective Date, of each of the following conditions:

    (a) COPIES OF RESOLUTIONS OF TANISYS AND TANISYS ACQUISITION. Tanisys shall have furnished Tech with copies of resolutions duly adopted by the Board of Directors and shareholders of Tanisys and the Board of Directors and shareholder of Tanisys Acquisition approving the execution and delivery of this Agreement and consummation of the transactions contemplated hereby, certified as of the Closing Date by the Secretary or an Assistant Secretary of Tanisys and the Secretary or Assistant Secretary of Tanisys Acquisition.

    (b) OPINION OF COUNSEL FOR TANISYS. Tanisys shall have furnished Tech with an opinion dated the Closing Date from J. Stephen Barley and W. Audie Long, counsel for Tanisys, in the form attached hereto as EXHIBIT "D".

    (c) REPRESENTATIONS AND WARRANTIES OF TANISYS. The representations, warranties and statements of Tanisys contained in this Agreement, the Exhibits hereto and Tanisys' Disclosure Schedule, shall be complete and accurate as of the date of this Agreement and shall also be complete and accurate at and as of the Closing Date, except for changes contemplated by this Agreement, as if made on the Closing Date; and Tanisys shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

    (d) TANISYS OFFICERS' CERTIFICATE. Tanisys shall have delivered to Tech a certificate, dated the Closing Date, of the President and Secretary of Tanisys to the effect that (i) they are familiar with the provisions of this Agreement, and (ii) the conditions specified in Section 6.1 and in paragraph (c) of this Section 6.2 have been satisfied in all material respects.

    (e) GOVERNMENTAL CONSENTS, AUTHORIZATIONS, ETC. All material consents, authorizations, orders or approvals of, and filings or registrations with, and any permits, licenses or other authorizations required by, any applicable Governmental Body that are required for, or in connection with, the execution and delivery of this Agreement by Tech and the consummation by Tech of the transactions contemplated hereby shall have been obtained or made.

    (f) LEGISLATION. No law or legally binding regulation shall have been enacted that does or would prohibit, restrict or delay consummation of the Merger or any of the conditions to the consummation of the Merger or that does or would have a Material Adverse Effect on Tanisys or any of its Subsidiaries.

    (g) TECH SHAREHOLDER APPROVAL. The holders of at least a majority of the shares of outstanding Tech Common Stock shall have voted in favor of the Merger.

    (h) CONSENTS. On or before the Effective Date, Tanisys shall have obtained all necessary or required consents to the transactions contemplated by this Agreement. In addition, on or before the Closing Date, Tech shall have obtained all necessary or required consents to the transactions contemplated by this Agreement, including, without limitation, the consents required by Tech's lenders, on terms and conditions reasonably satisfactory to Tech.

    (i) EMPLOYMENT AGREEMENT. Tanisys shall have executed an Employment Agreement with Gary W. Pankonien on the terms and conditions of the Employment Agreement attached hereto as EXHIBIT "E."

    (j) RELEASE OF PERSONAL GUARANTIES. On or before the Effective Date, Tanisys shall have caused the Owner to be released from any and all personal guaranties concerning Tech.

    (k) OPTION SHARES. Pankonien shall have received a letter from the Committee of the Board of Directors of Tanisys administering its Stock Option Plans that Pankonien may propose stock option grants for the purchase of no less than 200,000 shares of Tanisys Common Stock for key employees of 1st Tech Corporation and DarkHorse Systems, Inc.

    Section 6.3 CONDITIONS TO CLOSING IN FAVOR OF TANISYS. Consummation of the Merger shall be subject to the fulfillment, to the satisfaction of Tanisys, or written waiver, at or before the Effective Date of the following conditions:

    (a) COPIES OF RESOLUTIONS OF TECH. Tech shall have furnished Tanisys with copies of resolutions duly adopted by the Board of Directors and shareholder of Tech approving the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, certified as of the Closing Date by the Secretary or an Assistant Secretary of Tech.

    (b) OPINION OF COUNSEL FOR TECH. Tech shall have furnished Tanisys with an opinion dated the Closing Date from Small, Craig & Werkenthin, P.C., counsel for Tech, in the form attached hereto as EXHIBIT "F."

    (c) REPRESENTATIONS AND WARRANTIES OF TECH AND THE OWNER. The representations, warranties and statements of Tech and the Owner contained in this Agreement, the Exhibits hereto, Tech's Disclosure Schedule and the Owner's Disclosure Schedule shall be complete and accurate as of the date of this Agreement and shall also be complete and accurate at and as of the Closing Date, except for changes contemplated by this Agreement, as if made at and as of the Closing Date; and Tech and the Owner shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

    (d) TECH OFFICERS' AND THE OWNER'S CERTIFICATES. Tech shall have delivered to Tanisys a certificate, dated the Closing Date, of the President and Secretary of Tech to the effect that (i) they are familiar with the provisions of this Agreement, and (ii) the conditions specified in Section 6.1 and in paragraph (c) of this
         Section 6.3 have been fully satisfied. The Owner shall have delivered to Tanisys a Certificate, dated the Closing Date, to the effect that
         (i) he is familiar with the provisions of the

         Agreement, and (ii) the conditions specified in Section 6.1 and in Paragraph (c) of this Section 6.3 have been fully satisfied.

    (e) GOVERNMENTAL CONSENTS, AUTHORIZATIONS, ETC. All material consents, authorizations, orders or approvals of, and filings or registrations with, and any permits, licenses or other authorizations required by, any applicable Governmental Body that are required for or in connection with, the execution and delivery of this Agreement by Tanisys and the consummation by Tanisys of the transactions contemplated hereby shall have been obtained or made.

    (f) LEGISLATION. No law or legally binding regulation shall have been enacted that does or would prohibit, restrict or delay consummation of the Merger or any of the conditions to the consummation of the Merger or that does or would have a Material Adverse Effect on Tech.

    (g) CONSENTS. On or before the Effective Date, Tech shall have obtained all necessary or required consents to the transactions contemplated by this Agreement, including, without limitation, the consents required by Tech's lenders, on terms and conditions reasonably satisfactory to Tanisys. In addition, on or before the Closing Date, Tanisys shall have obtained all necessary or required consents to the transactions contemplated by this Agreement, including, without limitation, the consents required by Tanisys' lenders, on terms and conditions reasonably satisfactory to Tanisys.

    (h) RESTRICTED STOCK INVESTMENT LETTER. Owner and future Owner(s) as determined in accordance with Sections 6.1(f) and (h) shall have entered into a Restricted Stock Investment Letter with Tanisys in the form attached hereto as EXHIBIT "G."


                                      ARTICLE 7
                          TERMINATION, AMENDMENT AND WAIVER

    Section 7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Date, whether or not shareholder approval has been received:

    (a)  By mutual consent of the Boards of Directors of Tanisys and Tech;

    (b) By Tech if any representation or warranty of Tanisys or by Tanisys if any representation or warranty of Tech or the Owner contained herein shall have been incorrect or breached in any material respect, as to which notice shall have been given to such party, and shall not have been cured or otherwise resolved to the reasonable satisfaction of the other party on or before the Effective Date;

    (c) By either Tanisys or Tech if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and non-appealable;

    (d) By Tanisys or Tech if the Merger has not become effective by July 15, 1996; or

    (e) By either Tanisys or Tech if the last trade of the Tanisys Common Stock on the VSE is less than Two Dollars ($2.00) for five (5) consecutive business days.

    Section 7.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided herein, this Agreement shall become wholly void and have no further force and effect except as hereinafter provided; and there shall be no liability on the part of Tanisys or Tech (or their respective officers of directors) except to comply with the confidentiality provisions of Section 5.5 hereof, and except as otherwise provided herein. Nothing contained herein shall relieve any party from liability for its breach of this Agreement.

    Section 7.3 AMENDMENT. This Agreement and the Exhibits and Schedules hereto may be amended by the parties hereto at any time prior to the Effective Date; provided, however, that any amendment must be by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

    Section 7.4 EXTENSION; WAIVER. At any time prior to the Effective Date, any corporate party hereto that is entitled to the benefits hereof, by action taken by its Board of Directors or a duly authorized officer, may (a) extend the time for the performance of any of the obligations or other acts of any of the other parties hereto; (b) in whole or in part, waive any inaccuracy in the representations and warranties of any of the other parties hereto contained herein or in any Exhibit or Schedule hereto or in any document delivered pursuant hereto; and (c) in whole or in part, waive compliance with any of the agreements of any of the other parties hereto or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid as set forth in an instrument in writing signed and delivered on behalf of such party.


                                      ARTICLE 8
                                  GENERAL PROVISIONS

    Section 8.1 EXCLUSIVE REMEDY. Any controversy or claim between or among the parties hereto including but not limited to those arising out of Sections
5.4 and 5.13 of this Agreement or any related instruments, including any claim based on or arising from an alleged tort, shall be determined by binding arbitration in accordance with the rules of practice and procedure for the arbitration of commercial disputes of Chapter 171 of the Texas Civil Practice and Remedies Code (the "Texas Arbitration Act") and the rules set forth herein. Such remedy shall be the exclusive remedy for any such controversy or claim. Judgment upon any arbitration award may be entered in any court having jurisdiction. Any party to this Agreement may bring an action, including a summary or expedited proceeding to compel arbitration of any controversy or claim to which this Agreement applies in any court having jurisdiction over such action. The arbitration shall be conducted in the City of Austin, Texas, and administered in accordance with the Texas Arbitration Act. The parties shall attempt to agree on one person to serve as the arbitrator for any controversy or claim hereunder. In the event the parties are unable to agree on a single arbitrator, each of the parties to this Agreement shall appoint one person as a arbitrator to hear and determine the dispute and the two arbitrators so chosen shall select a third impartial arbitrator whose decision shall be final and conclusive as to all matters subject to arbitration hereunder. If for any reason a third arbitrator cannot be named under the previous provisions, any state district judge sitting in Travis County, Texas, upon application by one of the parties hereto, shall have the power to appoint one or more arbitrators to resolve disputes hereunder. All arbitration hearings will be commenced within ninety (90) days of the demand for arbitration; further, the arbitrator shall only, upon a showing of cause, be permitted to extend the commencement of such hearing for an additional sixty
(60) days.

    Section 8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if and when delivered personally or transmitted by telex, telecopy or telegram, mailed by registered or certified mail (return receipt requested) or sent by a recognized next business day courier to the persons at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Tanisys:

    Mark C. Holiday
    Chairman and Chief Executive Officer
    Tanisys Technology, Inc.
    1310 RR 620 South, Suite B195
    Austin, Texas 78734-6342
    Telephone:  (512) 263-1700
    Facsimile:  (512) 263-1683

with a copy to:

    W. Audie Long
    Attorney at Law
    9311 San Pedro, Suite 100
    San Antonio, Texas 78216
    Telephone:  (210) 525-6211
    Facsimile:  (210) 366-2437


If to Tech:

    1st Tech Corporation
    12201 Technology Blvd., Suite 130
    Austin, Texas 78727-6101
    Telephone:  (512) 258-3570
    Facsimile :  (512) 258-3689
with a copy to:

    Brandon C. Janes
    Small, Craig & Werkenthin, P.C.
    100 Congress Avenue, Suite 1100
    Austin, Texas 78701-4099
    Telephone:  (512) 472-8355
    Facsimile:  (512) 320-9734

If to the Owner:

    Gary W. Pankonien
    Chairman and Chief Executive Officer
    1st Tech Corporation
    12201 Technology Blvd., Suite 130
    Austin, Texas 78727-6101
    Telephone:  (512) 258-3570
    Facsimile : (512) 258-3689

with a copy to:

    Brandon C. Janes
    Small, Craig & Werkenthin, P.C.
    100 Congress Avenue, Suite 1100
    Austin, Texas 78701-4099
    Telephone:  (512) 472-8355
    Facsimile:  (512) 320-9734

    Section 8.3 FEES AND EXPENSES. Tanisys and Tech shall each bear its own expenses in negotiating, executing and delivering this Agreement and any related documents and in preparing for the Closing (as defined below).

    Section 8.4 INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Terms such as "herein," "hereof" and "hereinafter" refer to this Agreement as a whole and not to the particular sentence or paragraph where they appear, unless the context otherwise requires. Terms used in the plural include the singular, and vice versa, unless the context otherwise requires.

    Section 8.5 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    Section 8.6 MISCELLANEOUS. This Agreement, including the Exhibits and Schedules hereto, (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof;

(b) is not intended to and shall not confer upon any other person any rights or remedies hereunder or otherwise with respect to the subject matter hereof, except for rights that may expressly arise as a consequence of the Merger; (c) shall not be assigned by operation of law or otherwise; (d) has been drafted by all of the parties to this Agreement and should not be construed against any of the parties hereto; and (e) shall be governed in all respects, including validity, interpretation and effect by the substantive laws of the State of Texas without regard to conflict of law provisions.

    Section 8.7 SURVIVAL. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties that are contained herein, and each such representation and warranty shall survive such investigation for a period of six (6) months from the Closing.

    Section 8.8 GOVERNING LAW. This Agreement and the rights and obligations of the parties hereto has a reasonable relation to and shall be governed, construed and enforced in accordance with the laws of the State of Texas. The parties agree that any litigation relating directly or indirectly to this Agreement must be brought before and determined by a court of competent jurisdiction within Travis County, Texas.

    Section 8.9 CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at such time and place as Tanisys and Tech shall mutually agree (the "Closing Date"). Unless otherwise agreed by Tanisys and Tech, the Closing shall occur on the Effective Date.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement or have caused this Agreement to be executed by their duly authorized officers.

                                  Tanisys Technology, Inc.

                                  By:  /s/ MARK C. HOLLIDAY
                                       --------------------------------
                                       Chairman of the Board and
                                       Chief Executive Officer

                                  Tanisys Acquisition Corp.

                                  By:  /s/ MARK C. HOLLIDAY
                                       --------------------------------
                                       Chairman of the Board and
                                       Chief Executive Officer

                                  1st Tech Corporation

                                  By:  /s/ GARY W. PANKONIEN
                                       --------------------------------
                                       Chairman of the Board and
                                       Chief Executive Officer

                                       /s/ GARY W. PANKONIEN
                                  -------------------------------------
                                  Gary W. Pankonien, Individually


                                          35